Exhibit B-7

SUBLEASE AGREEMENT

     THIS SUBLEASE AGREEMENT ("Sublease") is made and entered into as of this _____ day of _______________, 20__, by and between Great Plains Energy Services Incorporated ("GPES"), a Missouri corporation, and _____________________. ("_____"), a ________ corporation.

     WHEREAS, GPES leases certain premises at _____________________________, in Kansas City, Missouri, (_____________) from ____________ ("Owner") pursuant to a Lease dated __________________ (the "Lease"); and

     WHEREAS, GPES desires to sublease a portion of ________________________ to _____, and _______ desires to sublease a portion of _____________ from GPES pursuant to the terms that are recited herein.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, undertakings and other consideration set forth herein, GPES and __________ agree as follows:

     1.  Sublease. GPES agrees to sublease and hereby subleases office space at _______________ to ______ and _______ agrees to sublease and hereby subleases such space from GPES (the " Premises" ). The Premises consists of _____________ (__________) square feet of office space, together with all common areas related thereto, as generally described on Exhibit 1, attached hereto.

     2.  Term. The term of this Sublease shall begin on the ___ day of __________, 20__, and run contemporaneously with the term of the Lease, through ____________________ 20__; provided, however, that the term of this Sublease, shall end one day before the end of the Lease.

     3.  Rent. ____________ agrees to pay GPES rent for the Premises in the amount of ___________________________ ($___________) per month ($________ per square foot annually). All rent due hereunder shall be payable in monthly installments in advance on the first day of each month. In addition, _____ shall pay GPES for all utilities for the Premises for which GPES is responsible for payment under the Lease or otherwise. Such utility payments shall be made to GPES with thirty (30) days of receipt of an invoice by ____ from GPES.

     4.  Indemnity. _________ agrees to indemnify and hold harmless GPES and Owner, and their agents and employees from and against any and all claims, actions, liability, damages, and expense, including reasonable attorneys' fees, in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Premises or any part thereof, arising from or relating to _______'s use or occupancy of the Premises or any part thereof, and which is occasioned wholly or in part by an act or omission of ______, its agents or employees.

     5.  Insurance. _______ agrees to obtain and to maintain throughout the term of this Sublease, commercial general liability insurance, including contractual liability coverage, subject to the terms and conditions of the policy with respect to this Sublease, in an amount of not less than Five Million Dollars ($5,000,000) and to furnish GPES with certificates from the insurance companies for the policies, such insurance companies to be reasonably acceptable to GPES. All policies shall name GPES and Owner as additional insureds.

     6.  Use of Premises. The Premises shall be used only by _______ as office space and for other general business purposes.

     7.  Alterations. ________ shall not make or cause to be made any alterations, additions or improvements in, to or on the Premises or any part thereof without obtaining GPES's prior written consent, which consent shall not be unreasonably withheld. __________ shall also comply with the terms and conditions of the Lease concerning alterations or improvements to the Premises. ______ agrees to reimburse GPES for the expense of any alterations not later than thirty (30) days after receipt of GPES's invoice.

     8.  Maintenance, Repair and Utilities. ________ shall be responsible for maintenance and repair of the Premises to the extent required by the Lease. Utilities will be provided pursuant to the terms and conditions contained in said Lease.

     9.  Signs and Advertisements. No signs or advertisements may be erected on the Premises without the prior consent of GPES, which consent shall not be unreasonably withheld.

    10.  Environmental Matters. ________ shall save and hold GPES harmless from, and reimburse GPES for, any and all claims, demands, judgments, penalties, fines, liabilities, costs, damages and expenses, including reasonable attorney's fees, incurred by GPES in any action against or involving GPES resulting from the presence of Hazardous Material on the Premises caused by _________'s use or occupancy of the Premises or any part thereof. Such expenses shall be reimbursed by _______ to GPES as and when such expenses are incurred, and GPES shall not be required to wait until such losses, costs, damages, liabilities or expenses have been reduced to judgment.

    11.  Notices. Any notices, demands or other communications to be given regarding this Sublease shall be given in writing and shall be deemed to have been duly delivered upon personal delivery or telecopier transmission with written confirmation of transmission to the other party or parties, or as of the second business day after mailing by United States certified or registered mail, return receipt requested, postage prepaid and addressed as follows:

If to GPES	Superintendent Facility Management Great Plains Energy Services Incorporated 1201 Walnut Kansas City, Missouri 64106 Fax:
If to ______

Or to such other address or to such other person as any party shall designate to the other for such purposes in the manner set forth above.

    12.  Binding Effect of the Lease. (a) Except as set forth herein, ______ shall be bound by, and hereby agrees to abide by, assume and perform all of the terms, conditions and covenants to which GPES is bound in its capacity as "Tenant" under and pursuant to the provisions of the Lease. Except as otherwise expressly provided herein, all of the terms, provisions, covenants, agreements, and conditions of the Lease are incorporated herein by reference and made a part of this Sublease with the same force and effect as if set forth in full herein.

     (b) Except as set forth herein, GPES shall be bound by, and hereby agrees to abide by, all of the terms, conditions and covenants to which the Owner is bound in its capacity as "Landlord" under and pursuant to the provisions of the Lease; except that GPES shall not be in default under this Sublease for failure to perform any work, make any repairs or provide any services, utilities, supplies and facilities for the Subleased Premises which are the responsibility of the Owner under the Lease, but GPES shall take all reasonable measures to ensure that Owner performs and abides by all of the terms, conditions and covenants to which Owner is bound in its capacity as "Landlord" under and pursuant to the provisions of the Lease and GPES shall take all reasonable measures to ensure that Owner performs any work or repairs and provides the services, utilities, supplies and facilities to the Premises which are the responsibility of the Owner under the Lease. __________ shall be subrogated to the rights of GPES to enforce the obligations of Owner under the Lease. With respect to the Subleased Premises, ________ shall be entitled to the maintenance and other services, utilities, supplies and facilities to which GPES is entitled under the Lease and shall be subject to those limitations upon such maintenance and other services, utilities, supplies and facilities pertaining to GPES under the Lease. If Owner defaults in the performance of any of its obligations under the lease, ________ shall have the right, at _______'s sole cost and expense, but in the name of GPES, to make, demand, or institute any appropriate action or proceeding against Owner for the enforcement of the obligations of Owner.

     (c) In the event that any provision of the Lease conflicts with this Sublease, this Sublease shall be deemed controlling as between GPES and ________.

    13.  GPES's Obligations. GPES agrees to perform all of its obligations under the Lease, including the payment of all amounts due thereunder, excepting only those obligations that have been assumed by ______ hereunder. If GPES fails to pay any rent when due or fails to keep or perform any other condition or term hereunder or under the Lease, other than those obligations under the Lease assumed hereunder by ______, _________ shall have the right, but not the obligation, as an additional but not exclusive remedy, to make such payment or perform such obligation on behalf of GPES, and GPES shall reimburse ______ for any and all sums so paid or costs and expenses incurred by _______ within thirty (30) days after _______ submits to GPES verification of such payments. In addition, _________ shall have all of the rights and privileges of GPES under the Lease with respect to the possession, occupancy and use of the Premises.

    14.  Obligations under Lease. GPES represents and warrants that a true, accurate and complete copy of the Lease is attached hereto as Exhibit 2; that the Lease is in full force and effect; and that GPES, and to GPES's current actual knowledge, the Owner, have performed all of their respective obligations thereunder to the date hereof.

    15.  Compliance with Lease. GPES shall perform all of its obligations under the Lease, specifically including but not limited to those obligations relating to the payment of rent, and agrees to keep and maintain the Lease in full force and effect. In the event that either GPES or ____ shall receive any notice from Owner regarding a default pursuant to any of the provisions of the Lease, the party receiving such notice shall promptly give a copy thereof to the other party. Neither GPES nor ____ shall do or permit anything to be done which would cause the Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in the Owner or GPES under the Lease, and GPES and _______ shall each indemnify and hold the other harmless from and against any and all claims of any kind whatsoever by reason of any breach or default on the part of GPES or _______ as the case may be by reason of which the Lease may be terminated or forfeited.

    16.  Other Lease Provisions. GPES agrees not to amend, modify, cancel or terminate the Lease, as regards the Premises, without _______'s prior written consent.

    17.  Interpretation. The parties agree that the interpretation and construction of this Lease shall be governed by the law of the State of Missouri.

    18.  Entire Agreement. This Sublease sets forth all the covenants, promises, agreements, conditions and understandings between GPES and ______ concerning the Premises. Except as otherwise provided herein, no subsequent alterations, amendments, changes or additions to this Sublease shall be binding upon GPES or ________ unless reduced to writing and signed by them.

     IN WITNESS WHEREOF, the parties hereto have executed this Sublease Agreement as of the day and year first above written.
Great Plains Energy Services Incorporated
By_______________________________________
Title _____________________________________
By_______________________________________
Title _____________________________________